EXHIBIT 99.2
CDW Increases Quarterly Cash Dividend 5% to $0.62 Per Share
Reinforces Ongoing Commitment to Delivering Value to Stockholders
VERNON HILLS, Ill., November 1, 2023 -- CDW Corporation (Nasdaq: CDW), a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada, today announced that its Board of Directors has declared a quarterly cash dividend of $0.62 per common share to be paid on December 12, 2023 to all stockholders of record as of the close of business on November 24, 2023. This amount represents a 5 percent increase over last year's dividend and approximately 25 percent of the trailing-twelve-month Non-GAAP net income through September 30, 2023. Future dividends will be subject to Board of Director approval.
"Dividends and share repurchases continue to be an important part of our capital allocation priorities, along with strategic M&A and managing our capital structure," said Albert J. Miralles, chief financial officer, CDW. "The fourth quarter 2023 dividend demonstrates our confidence in the earnings power and cash flow generation of the business and marks the tenth consecutive year of increases since our IPO in June 2013, with the dividend growing at a compound annual growth rate of approximately 31 percent from its initial level. Our capital allocation strategy has enabled us to deliver value to our stockholders, just as we have delivered value to our customers and partners for nearly 40 years."
About CDW
CDW Corporation (Nasdaq: CDW) is a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada. A Fortune 500 company and member of the S&P 500 Index, CDW was founded in 1984 and employs approximately 15,000 coworkers. For the trailing twelve months ended September 30, 2023, CDW generated Net sales of approximately $22 billion. For more information about CDW, please visit www.CDW.com.
Forward-Looking Statements
Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the future dividends, earnings growth, capital allocation and other strategic plans of CDW. These forward-looking statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those described in such statements. Although CDW believes that its plans, intentions and other expectations reflected in or suggested by such forward-looking statements are reasonable, it can give no assurance that it will achieve those plans, intentions or expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Forward-Looking Statements" and "Risk Factors" in CDW's Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent filings with the SEC. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Inquiries	Media Inquires
Steven O’Brien	Sara Granack
Vice President, Investor Relations	Vice President, Corporate Communications
(847) 968-0238	(847) 419-7411
investorrelations@cdw.com	mediarelations@cdw.com
CDWPR-FI